Exhibit 99.1

       China Direct Corp. Takes Action to Delist on Berlin Stock Exchange

    DAVIE, Fla., June 17 /PRNewswire-FirstCall/ -- China Direct Trading Corporation (OTC Bulletin Board: CHDT) announced today that it has learned that its common stock has been listed on the Berlin-Bremen Stock Exchange ("BBSE") without the current management's prior knowledge, consent or authorization.

    Legal counsel to the Company has sent a written demand to the BBSE that it immediately stop trading in the Company's common stock by designating the Company's common stock as "NA" on the next trading day while concurrently proceeding without delay to completely delist the Company's common stock from the BBSE.

    The Company is requesting that China Direct shareholders and others do not engage in any transactions in the Company's common stock on the BBSE.

    Several news services have reported that some 200 or more U.S. public companies have apparently had their stocks listed for trading on the BBSE without the listed companies' prior consent or knowledge. These listings appear to be part of an effort by domestic and foreign brokers to avoid the recent SEC and NASD restrictions against "naked short selling." "Short selling" is a trading practice where investors borrow stock from a broker-dealer or securities firm to sell with the hope that the stock price will decline before they have to return the shares to cover their position. "Naked shorting" is where one or more traders or broker-dealers work together to manipulate the market by selling shares of stock that they do not have in an effort to force a company's share price to go down. By listing the company's common stock on the BBSE, manipulators seek to engage in naked short trading in reliance on an "arbitrage" loophole that none of the present NASD and SEC regulations prohibit.

    Howard Ullman, CEO of the Company, said, "I am outraged at the listing on the BBSE of our common stock and its impact. We encourage shareholders and others not to trade in our stock on the BBSE. We are currently reviewing any possible legal remedies as well as joining any efforts to reveal the identity of the firms behind the BBSE naked shorting. I have also sent a letter to the Commissioners of the SEC, the President of NASD and both Florida U.S. Senators requesting immediate action in this matter."


    China Direct

    The Company is a holding company whose principal operating subsidiary is engaged in the business of trading Chinese manufactured goods in North America. A more detailed business description is contained under "Corporate Profile" at our Web Site: http://www.chinadirectradingco.com.


    FORWARD-LOOKING STATEMENTS


    This press release may include "forward-looking statements" within the meaning of the federal securities laws. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Many factors are beyond the Company's and its subsidiaries' control. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's existing and future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.



SOURCE  China Direct Trading Corp.
    -0-                             06/17/2004
    /CONTACT:  Howard Ullman, CEO of China Direct Trading Corp.,
+1-954-474-0224/
    /Web site:  http://www.chinadirecttradingco.com /
    (CHDT)

CO:  China Direct Trading Corp.
ST:  Florida, China, Germany
IN:  OTC
SU:  ASI